EXHIBIT 6.14

UNSECURED PROMISSORY NOTE

$ 150,000	DATE: February 9, 2023

FOR VALUE RECEIVED, the undersigned, Juva Life Inc, a California Corporation (the “Borrower”), promises to pay to the order of Douglas Chloupek, Borrower CEO (the “Holder”), in lawful money of the United States, the principal sum of One Hundred Fifty thousand dollars ($150,000) (the “Principal”) plus interest at the rate of 10% per annum.

Principal plus interest shall be due and payable in one payment, payment being due and payable upon funding of loan currently under term sheet between Borrower and Pelorus Capital.

The payment of this Promissory Note is unsecured. The Borrower shall at all times remain liable to the Holder for the full and punctual payment of all principal and other amounts that are owed under this Promissory Note.

Each payment made under this Promissory Note shall be applied to the Principal balance of this Promissory Note. Nothing in the preceding sentence shall be interpreted as a waiver or limitation of the Holder’s right to compel payment of all amounts hereunder when due and payable.

If the Borrower is not in default under this Promissory Note, the Borrower shall have the privilege of prepaying, without penalty or premium, the outstanding principal balance hereof in whole or in part at any time or from time to time.

The Borrower’s failure to pay when due any principal or other amount owed under this Promissory Note, if not remedied in full within ten (10) days after receipt of written notice from the Holder, shall constitute an “Event of Default.”

Upon the occurrence of an Event of Default, the Holder shall have the right, at its sole option, at any time thereafter, to declare the entire balance of principal on this Promissory Note to be immediately due and payable and to exercise any and all of its other rights and remedies that are provided under applicable law. All rights and remedies of the Holder are cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of the Holder, and whenever and as often as the Holder deems necessary or appropriate.

If, after not less than thirty (30) days after an Event of Default which has not been cured, an attorney is engaged by the Holder to undertake collection, or enforce or construe any provision of this Promissory Note, with or without the filing of any arbitration proceeding or legal action by the Holder, then the Borrower shall pay on demand all reasonable attorneys’ fees and other costs and expenses incurred by the Holder in connection therewith. If an action (arbitration or court proceeding) is brought to enforce the terms of this Promissory Note, then the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred in connection therewith.

UNSECURED PROMISSORY NOTE Page 1 of 2

The Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of default and any and all lack of diligence or delay by the Holder in the collection or enforcement of this Promissory Note. The Holder shall not be deemed to have waived any right or remedy that it has under this Promissory Note or applicable law unless it has expressly waived the same in writing or unless this Promissory Note expressly provides a period of time in which the right or remedy must be exercised. The waiver by the Holder of a right or remedy shall not be construed as a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

If any provision of this Promissory Note is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from this Promissory Note, and the validity, legality and enforceability of the remaining provisions of this Promissory Note shall remain in full force and effect. If the Holder ever receives any interest payment on this Promissory Note in excess of the maximum interest permitted by applicable law, such excess amount shall, at the Holder’s option, be applied to the reduction of the unpaid principal balance of this Promissory Note or returned to the Borrower.

Time is of the essence with respect to every provision hereof. This Promissory Note shall be governed by the internal laws of the State of California without giving effect to conflict-of-law principles.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Promissory Note as of the date first written above.

BORROWER: Juva Life Inc.

By:	Kari Gothie
Title:	VP Finance

UNSECURED PROMISSORY NOTE Page 2 of 2